United States
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                          Commission File Number   333-54729
                                                                 --------------
                          NATIONWIDE CREDIT, INC.
        ______________________________________________________________________
               (Exact name of registrant as specified in its charter)

         2015 Vaughn Road, Building 300, Kennesaw, GA 30144  (770) 933-6646
        ______________________________________________________________________
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          10 1/4% Senior Notes due 2008
        _____________________________________________________________________
              (Title of each class of securities covered by this Form)
_____________________________________________________________________________
(Titles of all otehr classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)                                   Rule 12h-3(b)(1)(i)
    Rule 12g-4(a)(1)(ii)                                  Rule 12h-3(b)(1)(ii)
    Rule 12g-4(a)(2)(i)                                   Rule 12h-3(b)(2)(i)
    Rule 12g-4(a)(2)(ii)                                  Rule 12h-3(b)(2)(ii)
                                                      (X) Rule 15d-6 --------

Approximate number of holders of record as of the certification
or notice date:   12
                ------

Pursuant to the requirements of the Securities Exchange Act of 1934
Nationwide Credit, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 19, 2001      BY:    /s/ Eric R. Dey
      -----------------          ------------------------
                                        Eric R. Dey
                                  Chief Financial Officer